UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2010

MF Global Holdings Ltd.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

717 Fifth Avenue New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 589-6200

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 29, 2010, MF Global Holdings Ltd. (“MF Global”) amended its existing 5-year revolving credit facility (the “Amendment”) with various lenders, including JP Morgan Chase Bank, N.A., Citigroup Global Markets Inc. and Bank of America, N.A. (as so amended, the “Facility”), principally in order (1) to permit MF Global, in addition to certain of its subsidiaries, to borrow funds under the Facility and (2) to extend the lending commitments of certain of the lenders by two years, from June 15, 2012 (the “Old Maturity Date”) to June 15, 2014 (the “Extended Maturity Date”). The Facility permits borrowings of up to approximately $1.2 billion on a revolving basis, of which approximately $443 million was previously drawn and remains outstanding. As a result of the Amendment, approximately $690 million of loan commitments will be available to MF Global for borrowing until the Extended Maturity Date, and $511 million of loan commitments will be available for borrowing until the Old Maturity Date. Therefore, on June 15, 2012, all outstanding borrowings subject to the Old Maturity Date (currently equal to approximately $188.5 million) will become due and payable to the non-extending lenders. The borrowings that will become due and payable in 2012 may be repaid by MF Global by, among other alternatives, drawing down on the available loan commitments subject to the Extended Maturity Date (in accordance with the provisions of the Facility at that time). Assuming MF Global maintains its current credit rating, outstanding borrowings from lenders subject to the Extended Maturity Date will bear interest at an annual rate of LIBOR plus 275 basis points, and outstanding borrowings from lenders subject to the Old Maturity Date will bear interest at an annual rate of LIBOR plus 200 basis points (the interest rate before the Amendment) (resulting in a weighted blended annual rate of LIBOR plus 243 basis points for all borrowings, including the $443 million now outstanding, from now until the Old Maturity Date). In all cases, borrowings are subject to the terms and conditions set forth in the Facility. Pursuant to the Amendment, the Facility contains representations, warranties and covenants customary for financings of this type including some covenants that have been modified or newly included. For example, the Facility includes a covenant requiring maintenance of a more restrictive Minimum Consolidated Tangible Net Worth than that required of MF Global prior to the Amendment, and new covenants requiring a maximum Consolidated Capitalization Ratio, a maximum Consolidated Leverage Ratio and a minimum Liquidity Ratio (each as defined in the Facility). The Facility also contains a replacement capital covenant whereby, for the benefit of holders of its 9.00% convertible senior notes due 2038 (the “Notes”), MF Global has agreed that it will not use proceeds of any borrowing under the Facility to redeem, repurchase or otherwise retire any Notes and, commencing on (or, at MF Global’s option, prior to) March 31, 2012, MF Global will not permit at any time prior to July 1, 2013 (or thereafter if any of the Notes then remain outstanding and may be “put” to MF Global prior to July 1, 2018), the cash and cash equivalents, in addition to those maintained for other liquidity needs, maintained for the purpose of funding repurchases, redemptions or retirements of Notes to be less than the entire outstanding amount of the Notes. Subsequent to the execution of the Amendment, MF Global became a Designated Borrower under the Facility.

In connection therewith, MF Global is filing as an exhibit to this report the Amendment and the Facility. The foregoing summary of the Amendment and the Facility does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Facility, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference into this Item 1.01. Capitalized terms not defined in this report shall have their respective meanings as set forth in the Amendment or the Facility, as applicable.

Item 8.01	Other Events

On June 30, 2010, MF Global issued a press release announcing the Amendment. The press release has been filed as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

On June 30, 2010, MF Global amended and supplemented its offer (the “Exchange Offer”) to exchange shares of its common stock, $1.00 par value per share, for any and all of its issued and outstanding 9.75% Non-Cumulative Convertible Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”), and any and all of its issued and outstanding Notes (the Notes together with the Series B Preferred Stock, the “Exchange Securities”). MF Global increased the cash premium portion of the consideration for the Exchange Securities from $41.00 to $44.50 per share for the Series B Preferred Stock and from $445.00 to $480.00 per $1,000 principal amount for the Notes. All other terms and conditions of the Exchange Offer remain unchanged, except that the expiration date for the offer has been extended to July 14, 2010.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Exhibit Description

10.1	Second Amendment, dated as of June 29, 2010, to that certain 5-Year Revolving Credit Facility, dated as of June 15, 2007, by and among MF Global Finance USA Inc., MF Global Finance Europe Limited, MF Global Holdings Ltd., the several banks and other financial institutions parties thereto, Citibank N.A., as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent, and the parties named as documentation agents thereto.

10.2	$1,200,875,000 Revolving Credit Facility, dated as of June 15, 2007, as amended, among MF Global Finance USA Inc., MF Global Holdings Ltd. and the lenders named therein

99.1	Press Release, dated June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL HOLDINGS LTD.

Date: June 30, 2010	By:	/s/ Laurie R. Ferber

		Name:	Laurie R. Ferber
		Title:	General Counsel

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